Exhibit 99.4

AMENDMENT NO. 2 TO

EMPLOYMENT AGREEMENT

This AMENDMENT NO. 2 (this “Amendment”) to the Employment Agreement is made this 12th day of December, 2008, by and between Solo Cup Investment Corporation, a Delaware corporation (the “Company”), Solo Cup Operating Corporation, a Delaware corporation (successor by merger to Solo Cup Company, an Illinois corporation) (“Solo Cup Company”) and Tom Pasqualini (“Executive”).

WHEREAS, the Company, Solo Cup Company and Executive have entered into that certain Employment Agreement, dated as of April 14, 2004, as amended by an amendment dated as of July 26, 2006 (the “Agreement”); and

WHEREAS, the Company and Executive desire to amend the Agreement pursuant to Section 8.8 so that it complies with Section 409A of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned agree as follows:

1. Unless the context indicates otherwise, capitalized terms used and not defined in this Amendment shall have the respective meanings assigned thereto by the Agreement.

2. This Amendment is effective as of the date first set forth above, except as specifically provided otherwise.

3. Section 3.3(b) of the Agreement is amended by deleting the fourth sentence thereof and replacing it with the following:

“The Bonus for each fiscal year shall be paid to Executive by the Company in cash not later than the March 15th following the end of the fiscal year that contains the end of the performance period in which the bonus was earned.”

4. The first paragraph of Section 4.2 is amended by deleting the phrase “provided, that Executive executes a release of claims in favor of the Company” and replacing it with “provided that for purposes of the payments and benefits to be provided per Subsections 4.2(a)(2) and 4.2(b) Executive executes a release of claims in favor of the Company”.

5. The leading paragraph of Subsection 4.2(a) of the Agreement is restated as follows:

“(a) The Company shall pay the Executive: (x) as soon as practicable following the date of termination of employment, the amounts per Subsection 4.2(a)(1) below, and (y) beginning on the sixtieth (60th) day after termination of employment (but subject to being treated as made on such date, in accordance with Treasury Regulation 1.409A-3(d), if beginning no earlier than thirty (30) days prior to such sixtieth (60th) date, in the sole discretion of the Company), the amounts per Subsection 4.2(a)(2) below, with the first payment to be a catch-up payment providing amounts due from the date of termination to the date payment begins.”

6. A new Section 4.8 is added to the Agreement to read as follows:

“4.8. Compliance with Code Section 409A.

(a) General. It is intended that any amounts payable under this Agreement and the Company’s and Executive’s exercise of authority or discretion hereunder shall comply with Section 409A of the Internal Revenue Code of 1986, as amended (‘Code Section 409A’), including the Treasury Regulations and other published guidance relating thereto, so as not to subject Executive to the payment of any additional taxes or interest imposed under Code Section 409A. In furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions, and to the extent any amount payable to Executive from the Company, per this Agreement or otherwise, would trigger the additional tax imposed by Code Section 409A, the payment arrangements shall be modified to avoid the application of such taxes or interest.

(b) Six-Month Delay. Notwithstanding the timing of payment provided in any other Section of this Agreement, to the extent Executive is a ‘specified employee’ as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations and other guidance promulgated thereunder and any elections made by the Company in accordance therewith, any payment or benefit under this Agreement that constitutes a distribution of deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) upon a separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)) that would be provided during the six-month period after the separation from service, will not be provided during such six-month period and will instead be provided on the first day of the seventh month following the date of the separation from service.

(c) Termination. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment that constitute ‘deferred compensation’ for purposes of Code Section 409A unless such termination of employment constitutes a ‘separation from service’ within the meaning of Code Section 409A and the regulations promulgated thereunder.”

7. Miscellaneous.

(a) This Amendment is a legal and binding obligation of the parties, enforceable in accordance with its terms.

(b) This Amendment shall be construed in accordance with the internal laws and not the choice of law provisions of the State of Illinois.

(c) Except as specifically amended hereby, the Agreement shall remain in full force and effect. In the event the terms of the Agreement conflict with this Amendment, the terms of this Amendment shall control.

(d) Except as otherwise provided herein, this Amendment contains the entire understanding between the parties, and there are no other agreements or understandings between the parties with respect to the subject matter hereof. No alteration or modification hereof shall be valid except by a subsequent written instrument executed by the parties hereto.

(e) This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute only one agreement. Any facsimile of this Amendment shall be considered an original document.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the undersigned parties as of the day and year first written above.

SOLO CUP INVESTMENT CORPORATION

By:	/s/ Robert M. Korzenski
Name:	Robert M. Korzenski
Title:	CEO

SOLO CUP OPERATING CORPORATION

By:	/s/ Robert M. Korzenski
Name:	Robert M. Korzenski
Title:	CEO

EXECUTIVE

/s/ Tom Pasqualini
Tom Pasqualini

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